Exhibit 99.1

Press Release for Fourth Quarter and Year-End 2016 Results

Press Release Heading:

Completed debt refinance and expect to launch Convertible Note tender offer

Press Release Quote:

We also entered into a senior credit facility that will extend our debt maturities and allow us to launch, in the near-term, a tender offer for all of our outstanding convertible notes.

2017 Guidance:

Adjusted Free Cash Flow expected to be announced on Q1 call after completion of anticipated tender offer process for convertible debt